Exhibit (99.7)
ISSN 1718-8369

Volume 1, Number 5	October 24, 2006
AS AT AUGUST 31, 2006
August 2006 highlights
❑	In August 2006, the Québec government’s revenue exceeded its spending by $399 million. The excess for the same period last year was $520 million.
—	This difference is attributable mainly to a change in the payments calendar for transfers to the health network that resulted in an increase in spending of $175 million.
❑	Budgetary revenue totalled $4.3 billion, up $132 million (3.1%) compared to last year.

❑	Program spending was up $240 million (7.6%) compared to last year.

❑	Debt service stood at $575 million, an increase of $16 million (2.9%) compared to August 2005.
SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS

(millions of dollars)	(Unaudited data)

						Update on Québec’s
					March 23, 2006	Economic and
	August		April to August		Budget	Financial Situation
							Growth [2]
	2005 [1]	2006	2005-2006[1]	2006-2007	2006-2007	2006-2007%

Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	3 416	3 458	17 591	19 259	47 105	47 450	3.7
Federal transfers	800	890	4 026	4 510	10 796	10 913	9.5

Budgetary revenue	4 216	4 348	21 617	23 769	57 901	58 363	4.8

Program spending	-3 153	-3 393	-20 880	-22 015	-50 873	-51 174	3.9
Debt service	- 559	- 575	-2 801	-2 882	-7 205	-7 205	4.8

Budgetary expenditure	-3 712	-3 968	- 23 681	- 24 897	-58 078	-58 379	4.1

Net results of consolidated organizations	16	19	253	163	177	37	—

Consolidated budgetary balance for the purposes of the Balanced Budget Act	520	399	-1 811	-965	0	21	—

Net results of the Generations Fund[3]	—	—	—	—	74	579	—

Consolidated budgetary balance	520	399	-1 811	-965	74	600	—

1	Monthly allocation of financial transactions based on best available data and estimates.

2	According to the Update on Québec’s Economic and Financial Situation tabled on October 24, 2006.

3	The Generations Fund will go into operation on January 1, 2007.

Cumulative results to August 31, 2006
Budgetary balance
❑	For the first five months of the current fiscal year, in accordance with the historical trend, revenue is running $965 million behind expenditure.
—	This difference will be eliminated over the course of fiscal 2006-2007.
❑	However, the budgetary balance has improved by $846 million compared to the results for the same period last year. This improvement results essentially from an exceptional gain in June 2006 from Hydro-Québec’s sale of its interest in Transelec Chile.
—	The Québec government has announced that it will make an additional deposit of $500 million in the Generations Fund from the gain arising from Hydro-Québec’s sale of its interest in Transelec Chile.
Budgetary revenue
❑	Since the beginning of the year, budgetary revenue amounts to $23.8 billion, up $2.2 billion (10.0%) compared to last year.

❑	Own-source revenue stands at $19.3 billion, an increase of $1.7 billion (9.5%). Besides the exceptional gain from Hydro-Québec’s sale of its interest in Transelec Chile, this improvement also stems from the rise in revenue from personal income tax, attributable in particular to the good performance of the labour market and the introduction of Child Assistance measure.

❑	Federal transfers amount to $4.5 billion for the first five months of the current fiscal year, up 12.0% compared to the same period in 2005.
Budgetary expenditure
❑	As at August 31, 2006, budgetary expenditure amounts to $24.9 billion.

❑	Program spending is up $1.1 billion compared to the same period last year. The largest changes are in the health ($660 million) and education ($242 million) sectors.

❑	Debt service amounts to $2.9 billion, up 2.9% compared to last year.
Net financial requirements
❑	Despite the improvement of $846 million in the budgetary balance, net financial requirements are up $496 million. This is attributable, in particular, to the fact that the profits earned by Hydro-Québec will not be paid to the government as dividends until the end of the fiscal year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS

(millions of dollars)	(Unaudited data)

	August			April to August
	2005 [1]	2006	Changes	2005-2006 [1]	2006-2007	Changes

Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	3 416	3 458	42	17 591	19 259	1 668
Federal transfers	800	890	90	4 026	4 510	484

Budgetary revenue	4 216	4 348	132	21 617	23 769	2 152

Program spending	- 3 153	- 3 393	- 240	- 20 880	- 22 015	- 1 135
Debt service	- 559	- 575	- 16	- 2 801	- 2 882	- 81

Budgetary expenditure	- 3 712	- 3 968	- 256	- 23 681	- 24 897	- 1 216

Net results of consolidated organizations	16	19	3	253	163	- 90

Consolidated budgetary balance	520	399	- 121	- 1 811	- 965	846

Consolidated non-budgetary surplus (requirements)	617	- 329	- 946	- 735	- 2 077	- 1 342

Consolidated net financial surplus (requirements)	1 137	70	- 1 067	- 2 546	- 3 042	- 496

1	Monthly allocation of financial transactions based on best available data and estimates.

CONSOLIDATED REVENUE FUND REVENUE

(millions of dollars)	(Unaudited data)

	August			April to August
			Changes			Changes
Revenue by source	2005	2006	%	2005-2006	2006-2007%

Own-source revenue excluding government enterprises

Income and property taxes
Personal income tax	1 080	1 312	21.5	5 857	6 543	11.7
Contributions to Health Services Fund	352	358	1.7	2 107	2 157	2.4
Corporate taxes	370	283	- 23.5	1 637	1 702	4.0
Consumption taxes	1 083	1 036	- 4.3	5 254	5 240	- 0.3
Other sources	115	124	7.8	979	971	- 0.8

Total own-source revenue excluding government enterprises	3 000	3 113	3.8	15 834	16 613	4.9

Revenue from government enterprises	416	345	- 17.1	1 757	2 646	50.6

Total own-source revenue	3 416	3 458	1.2	17 591	19 259	9.5

Federal transfers
Equalization	400	467	16.8	1 999	2 272	13.7
Health transfers	258	301	16.7	1 290	1 502	16.4
Transfers for post-secondary education and other social programs	82	87	6.1	409	434	6.1
Other programs	60	35	- 41.7	328	302	- 7.9

Total federal transfers	800	890	11.3	4 026	4 510	12.0

Budgetary revenue	4 216	4 348	3.1	21 617	23 769	10.0

CONSOLIDATED REVENUE FUND EXPENDITURE

(millions of dollars)	(Unaudited data)

	August			April to August
			Changes			Changes
Expenditures by mission	2005	2006	%	2005-2006	2006-2007%

Health and Social Services	1 445	1 702	17.8	8 582	9 242	7.7
Education and Culture	565	592	4.8	5 748	5 990	4.2
Economy and Environment	402	323	- 19.7	2 448	2 545	4.0
Support for Individuals and Families	422	411	- 2.6	2 158	2 162	0.2
Administration and Justice	319	365	14.4	1 944	2 076	6.8

Total program spending	3 153	3 393	7.6	20 880	22 015	5.4

Debt service	559	575	2.9	2 801	2 882	2.9

Budgetary expenditure	3 712	3 968	6.9	23 681	24 897	5.1

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.
This publication is also available on the web at: www.finances.gouv.qc.ca.

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